                                                                   Exhibit 10.47


                        The Harvey Entertainment Company
                       Casper Live Action Direct-To-Video


         1.      FIXED COMPENSATION/LICENSE FEE:   $3,300,100 as a
non-refundable advance against Harvey's "net receipts" participation. Payable upon execution of this deal memo. For purposes of recoupment, such advance will bear interest at the rate of prime plus one percent (1%).

         2.      DISTRIBUTION FEES:        0%.

         3.      FINANCING:       Saban will commit to a Harvey prepared and
Saban approved budget that will not exceed $12,000,000 inclusive of contingencies.

                 If, under Paragraph 11 below, Harvey elects to be producer, then:

                 (i). Harvey will be responsible for arranging financing and a completion bond;

                 (ii). completion bond costs will be included in $12,000,000 budget;

                 (iii). the $12,000,000 budget will be increased by interest and financing charges;

                 (iv). Saban will pay actual costs up to the budgeted maximum upon delivery of the Picture to Saban;

                 (v). overages will be the responsibility of Harvey (unless otherwise mutually agreed to by Saban and Harvey in advance); and

                 (vi). if Harvey fails to deliver the Picture it shall refund the Fixed Compensation/License Fee with accrued interest thereof.

                 If under Paragraph 12 below, Harvey elects to have Saban be the Producer, then clauses (i) through (v) will not apply, and overages will be the responsibility of the Saban.

                 Production costs will be fully recoupable with interest at prime plus one percent (1%) ("Interest").

         4.      MARKETING COMMITMENT:     Saban will agree to a worldwide
pre-approved marketing budget of $10 million.





May 24, 1996

         5.      HARVEY'S NET RECEIPT PARTICIPATION:        50% of net receipts
attributable to the exploitation of the Picture.

                 "Net receipts" shall be defined as the gross receipts received by Saban from the exploitation of the Picture, less the continuing deduction of the following items, in the following order:

                 (i) all third party out-of-pocket costs and charges incurred by Saban in connection with the distribution, license, exhibition, manufacturing, marketing and/or exploitation of the Picture in all media; (ii) Harvey fixed compensation/license fee plus Interest; (iii) production costs plus Interest.

                 The definition of gross receipts (which shall include home video at 100% of Saban's receipts of in lieu of a royalty rate and a deduction for a reserve for returns) shall be based upon MCA's or Saban's standard definition (as Harvey shall elect) subject to good faith negotiation of changes by the parties.

         6.      PICTURE ("PICTURE"):      One (1) Casper live action feature
length film to be initially released in the home video market to be no less than seventy-five (75) minutes (excluding main and end titles) and no greater than one hundred (100) minutes in running time.

         7.      DELAY PAYMENT:   In the event (a) Saban delays the release of
the Picture (subject to force majeure [which definition of force majeure shall not include any third party claims against Saban other than those claims arising out of a breach of Harvey's representations and warrants under 24(B) below] and timely delivery of Picture by Harvey if Harvey is the Producer) beyond the release date of the fourth quarter of 1997 or (b) if the Picture is not distributed in home video by Twentieth Century Fox as required by paragraph 13 below, then for the first year of delayed release or if the Picture is not distributed by Twentieth Century Fox as required by paragraph 13 below Saban will pay Harvey $20,000,000; for the second year of delayed release an additional $15,000,000; for the third year of delayed release an additional $15,000,000. All amounts shall be paid within five (5) business days of December 31st of the applicable year. The forgoing sums are in addition to any other monies payable to Harvey hereunder.

         8.      TERRITORY:       The Universe.

         9.      DISTRIBUTION TERM:        The distribution term ("Distribution
Term") for the respective Picture shall commence upon the earlier of December 31, 1997 or the initial United States home video street date release of the Picture, and shall continue for a period of seven (7) years thereafter, at which time all distribution rights shall revert to Harvey, subject to Paragraph 10.

May 24, 1996

         10.     SELL-OFF/PLAY-OFF:        Upon expiration of the Distribution
Term for the Picture, Saban shall be entitled to:

                 (A).     If Saban is in a fully recouped position:

                          (i).    HOME VIDEO:      A six (6) month sell-off
period.
                          (ii).   ALL OTHER MEDIA:          A right to play-off
existing license agreements in media other than home video which were entered into prior to the expiration of the Distribution Term and extend beyond the expiration of the Distribution Term, subject to Harvey's prior written approval of the term of such licenses, which approval shall not be unreasonably withheld.

                 (B). If Saban is in an unrecouped position, the Distribution Term for the Picture shall be extended for an additional three (3) year period.

         11.     RELEASE:         Saban shall commit to release the Picture
initially in Home Video in accordance with the following schedule:

                 (A).(i). Home video street date of forth quarter 1997 (i.e., no later than December 31, 1997) in the United States.

                          (ii).   An initial street date in each major
territory (i.e., United Kingdom, Japan, Spain, France, Italy, Germany, Australia and Scandinavia) outside the United States of America no later than six (6) months thereafter, each subject to Saban's good faith analysis of the prevailing market conditions prior to the release of the Picture to determine whether or not market conditions support such release date or indicate a change to such release date is necessary.

                 (B). Saban will have the right to defer the initial U.S. release date, in its discretion beyond December 31, 1997, subject to the provisions of Paragraph 7 above.

         12.     PRODUCTION:      At Harvey's election, either Saban will be
the Producer or Harvey will be the Producer ("Producer").

                 Producer will perform all of the customary services provided by a Producer, will produce the Picture in accordance with the approved budget and will be fully responsible for the production of the Picture, which shall include hiring of all necessary personnel, obtaining necessary insurance, contracting with applicable guilds, etc.

                 Harvey shall have the right to approve the character designs, attributes and characterization of the Harvey characters to be included in the Picture only for the purposes of ensuring that the characters are depicted in a manner consistent with the integrity and artistic representation of the characters as they have been depicted heretofore (such approval not to be

May 24, 1996
unreasonably withheld). If such characters are not consistent with the characters as they have been depicted heretofore, Harvey shall have the right of approval over such depiction (such approval not to be unreasonably withheld). Harvey and Saban shall have the right to mutually approve the initial treatment. It is agreed that all approvals herein shall be exercised in a timely way by Harvey so that development/production exigencies may be met by Saban. If Harvey has not exercised said mutual approval(s) in a timely way as required, Saban may proceed. All other key creative and business decisions related to production shall be subject to Saban's and Harvey's mutual approval but in the event of any disagreement, Saban's decision shall control. Key creative and business decisions shall include the script (which in any event must conform to the approved treatment), the director, the writer, special effects, principal cast, development and production schedules, key production crew, form and content of material contracts, all elements of the budget, financing and production cash flow schedules, terms of completion guaranty, screen credits and insurance. Saban will have final cut.

         13. RIGHTS GRANTED: Harvey shall own all right, title and interest, including the copyright in and to the Picture and all elements including the copyright in and to the Picture and all elements thereof. Upon condition that Saban, as required by Harvey, enters into a subdistribution agreement with Twentieth Century Fox for Home Video Devices which agreement is subject to the reasonable approval of Harvey, Saban shall have the sole and exclusive right to distribute and exploit the Picture in linear non-interactive form in the following media: (i) all forms of television (pay, pay-per-view, video-on-demand, near-video-on-demand, network, free and basic cable, dbs and syndication); (ii) non-theatrical; (iii) airlines; (iv) all formats and channels of home-video distribution intended for linear viewing, which shall include without limitation, videocassette, laser disc, and digital video disc ("Home Video Devices"). All rights not granted expressly herein are specifically reserved to Harvey.

         14.     THIRD PARTY PAYMENT:      Producer shall be responsible for
any and all costs of the production of the Picture. All payments and any contingent compensation or residual participations due third parties shall be made by Saban and advanced and recouped as a distribution cost by Saban; it being understood that Saban and Harvey will have the right to approve third party contingent compensation, which approval shall not be unreasonably withheld.

         15.     DELIVERY OF PICTURE:      Producer shall be fully responsible
for delivery all of the technical physical elements and artwork which Saban may require for the manufacturing, packaging and promotion/marketing for the Picture in accordance with Saban's standard delivery specifications or Producer may elect to have Saban perform the services listed above.

         16.  DISTRIBUTION:        Saban will use reasonable efforts to maximize
revenues in the distribution of the Picture.

May 24, 1996

                 Saban shall be responsible for all aspects of distribution of the Picture, fulfillment of all orders and inventory maintenance.

                 Saban shall establish the release patterns and holdbacks for the Picture, subject to consultation with Harvey.

         17.     PRICING:         Harvey and Saban shall mutually establish
suggested retail and wholesale prices for the Picture; it being understood that Harvey shall have the final decision in the case of disagreement.

         18.     MANUFACTURING:   Saban shall arrange for the manufacturing of
Home Video Devices at the same rate Saban obtains for Saban pictures based upon comparable running times. Saban shall advance all manufacturing costs as a recoupable distribution expense.

         19.     MARKETING AND SALES PLANNING AND EXECUTION:        Harvey and
Saban shall have the mutual control over marketing plans, tactics, including (but not limited to) packaging, titles, title content, advertising, promotion and pricing, subject to practical or legal restrictions. In the event that there is a disagreement, Saban's decision will be final. Harvey's logo and Saban's logo will be displayed on all packaging, in equal size and prominence. Saban will solicit and process all orders. Saban will handle all returns.

         20.     CREDIT AND COLLECTION:    Saban will evaluate each account's
credit worthiness and apply the same standards to the Picture that it does to all other pictures it distributes. Saban will bear the responsibility for collection.

         21.     SALES/SHIPMENTS:          Saban will provide Harvey with a
weekly report of product sales and returns. If Saban chooses, instead of distributing weekly shipment reports, Saban may install at Harvey's headquarters an on-line terminal to its computer system to provide the same data.

         22.     FINANCIAL REPORTING:              Accounting statements, which
are subject to audit, shall be rendered quarterly and shall conform with the end of each such corresponding accounting period. Statements shall be given thirty (30) days after the end of such accounting period and any payments due to Harvey as indicated therein shall accompany such statement. Saban acknowledges that fifteen (15) days after the end of each quarter, Saban's financial officer will meet with Harvey's financial officer and review the performance of the Picture and will provide guidance on ultimate revenues for the Picture according to G.A.A.P. in order to facilitate Harvey's reporting obligations. All financial records shall be subject to audit every twelve (12) months. In the event a discrepancy of greater than five percent (5%) is found, Saban shall pay audit costs.

         23.     RIGHT OF FIRST NEGOTIATION/FIRST REFUSAL ("FNFR"):          If
Harvey desires directly or indirectly to option, license, sell, grant, dispose of, or transfer to any third person

May 24, 1996
made for home video live action sequel distribution rights in "Casper", within two (2) years after December 31, 1997, Harvey shall give Saban written notice of such desired transfer. Saban shall respond to such notice within five (5) business days. If Saban fails to respond to such notice or if it does not wish to proceed then Harvey shall be free to negotiate with a third person without any obligation to Saban. If Saban notifies Harvey that it desires to negotiate, Harvey shall be obligated to negotiate in good faith with Saban for a period of ten (10) business days. If an agreement is not reached prior to the expiration of the said ten (10) business day period, then upon such expiration Saban will provide to Harvey a written statement of the terms least favorable to the Saban that Saban is willing to accept in connection with the transfer and Harvey shall have the right to accept such business terms within two (2) business days following receipt of such notice. If Harvey does not accept such terms, Harvey is free to negotiate with a third person with respect to the transfer and to conclude an agreement on terms more favorable but only if "conclusively more favorable", than the last terms proposed. If the terms of the proposed agreement with a third party are not conclusively more favorable to Harvey, then Harvey shall not have the right to enter into such third person agreement until Harvey notifies Saban in writing of such proposed terms and gives Saban a period of five (5) business days following receipt of such notice to accept such proposed terms. If Saban does not accept such proposed terms by the end of said period, Harvey shall have the right to enter into the proposed third party agreement. An agreement with third person shall be deemed conclusively more favorable if the fixed compensation and license fee offered by such third person exceeds the last fixed compensation and license fee offered by Saban by 10% or more, and all other terms, evaluated and computed on an aggregate basis are the same or more favorable to Harvey. Notwithstanding the foregoing, Harvey agrees not to authorize the initial release of a Casper video sequel earlier than October 1, 1998.

         24.     TRADEMARK COPYRIGHT PROTECTION:

                 (A). The Long Form Agreement will contain appropriate language protecting Harvey's trademark and copyrights. This language will include a direct statement that Harvey owns any and all goodwill in and to such trademarks and copyrights and will provide for appropriate Saban actions to protect Harvey's interest in all such trademarks and copyrights.

                 (B). Harvey represents and warrants that is owns all rights in and to the Casper characters granted to Saban hereunder, free of any encumbrances or obligations; that the rights granted to Saban hereunder will not infringe or violate the rights of any third party; that the characters are fully protected by trademark; and there exists no claim or litigation relating to the characters or any rights in and to the characters which would affect adversely the rights to be acquired by Saban hereunder. The parties acknowledge that Harvey does not solely own or control any new characters (e.g., Dr. Harvey and Kat) or new elements (e.g., Whipstaff Manor) created originally for the MCA "Casper" motion picture and television series. Notwithstanding the foregoing in the event of a claim by MCA (including, without limitation asserting a matching right on which MCA prevails), Saban agrees that its damages

May 24, 1996
will be limited to repayment of the license fee, direct out of pocket costs incurred by Saban in connection with the Picture and Saban's reasonable outside attorneys fees.

         25.     LONG FORM AGREEMENT:      The parties to this Agreement may
enter into a Long Form Agreement incorporating the terms set forth in this agreement and adding other standard terms and conditions customary in home video distribution agreements in the entertainment industry. Notwithstanding the parties' intention to create and execute a Long Form Agreement, upon the execution of this Agreement by both parties hereto, this Agreement shall immediately be in full force and effect, and shall be fully binding on and enforceable by both parties to this Agreement. There shall be no assignment of the agreement by Saban without Harvey's prior written consent, which consent shall not be unreasonably withheld. The parties shall mutually approve a press release relating to this transaction.


AGREED TO AND ACCEPTED:

HARVEY ENTERTAINMENT COMPANY

By:  /s/ Gregory M. Yulish
     -------------------------------------

SABAN ENTERTAINMENT

By: /s/ William Josey
     -------------------------------------

SABAN INTERNATIONAL N.V.

By:________________________________________

May 24, 1996

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


FOR THE THREE MONTHS ENDED JUNE 30, 1996 AND 1995

Results of Operations - The Company's net operating revenues in the 1996 and 1995 three month periods were $4,241,000 and $2,355,000 respectively, an increase of $1,886,000. The increase in revenues from 1995 to 1996 includes a decrease of $1,095,000 in merchandising revenues and an increase of $2,981,000 in filmed entertainment revenues.

Revenues - Net merchandising revenues were $719,000 and $1,814,000 in 1996 and 1995, respectively, a decrease of $1,095,000. The decrease in merchandising revenue was due to a decline in minimum license guarantees from the worldwide merchandising program for the Casper motion picture. Although merchandising licenses are generally granted for a period of one to three years, all minimum guaranteed license revenues are recognized when the license period begins, provided certain conditions have been met. Due to this accounting treatment, revenue fluctuations from the Company's merchandising activities will likely recur in the future on a quarterly and annual basis. A number of the licensees participating in the Company's worldwide Casper merchandising program have generated revenues which exceed minimum guaranteed amounts, resulting in additional revenue to the Company. The Company cannot accurately project future revenues derived from Casper or any other merchandising revenues because the ongoing success of the merchandising program is in part dependent upon anticipated enhancements to the attractiveness and marketability of the Harvey Classic Characters. In addition, there can be no assurance that merchandising revenues will increase or continue at the same level in the future because many of the Casper licenses were entered into in connection with the initial release of the Casper motion picture and it is not known whether or how many of such licenses will be renewed.

Net filmed entertainment revenues were $3,522,000 and $541,000 in 1996 and 1995, respectively, an increase of $2,981,000. The increase in filmed entertainment revenues was due to the Company entering into an agreement with Saban Entertainment to co-produce two feature length, direct-to-video films based on the Company's Casper and Richie Rich characters. The Company received a $3,300,000 non-refundable advance from Saban against 50% of net receipts after production, marketing and out of pocket third party distribution expenses are recouped. There were no such revenues in the 1995 comparable period. Foreign broadcast license revenues from the Harvey Classic Film Library and The Baby Huey Show accounted for $144,000 in 1996 and $194,000 in 1995, a decrease of $50,000. Although foreign broadcasting licenses are generally granted for a period of one to five years, all revenues are recognized when the license period begins, provided certain conditions have been met. Due to this accounting treatment, revenue fluctuations will likely recur in the future on a quarterly and annual basis. Revenues associated with the domestic barter sales of The Baby Huey Show accounted for $36,000 in 1996 and $276,000 in 1995. The decrease in revenues is due to the Company receiving 100% of the show's revenues in 1995 versus 25% in 1996. The reduction in revenues is due to the show being produced by The Universal/Harvey Animation Studios, a production joint venture between the Company and MCA, Inc., financed wholly by MCA, Inc. Casper animation license fees were $40,000 and $60,000 in 1996 and 1995 respectively. The balance of 1995 and 1996 revenues consist of residuals from the Casper and Friends animated series.

Cost of Sales - Merchandising costs of sales were $202,000 and $545,000 in 1996 and 1995, respectively. The decrease in cost of sales is due to a decrease in merchandising activity for the period.

Costs of sales relating to filmed entertainment revenues were $787,000 and $315,000 in 1996 and 1995, respectively. As a percentage of net filmed entertainment revenues, cost of sales were 22% and 58% in 1996 and 1995, respectively. The decrease in costs of sales as a percentage of revenues is due to there being lower cost of sales associated with the Saban direct-to-video agreement. The Company paid $550,000 in connection with the Saban direct-to-video agreement of which $350,000 was paid to officers of the Company as a producer's fee.

Selling, General and Administrative Expenses - Selling, general and administrative expenses (SG&A) were $1,217,000 and $802,000 for 1996 and 1995, respectively, an increase of $415,000. The increase in SG&A is due to an increase in legal expenses related to the Company's litigation and the protection and enforcement of the Company's trademarks.

Depreciation and Amortization - Depreciation expense was $13,000 and $16,000 in 1996 and 1995, respectively. Amortization of the film library was $72,000 and $102,000 in 1996 and 1995, respectively. The decrease in amortization is due to the decrease in revenue derived from the film library, which is being amortized in accordance with the individual film forecast method. Amortization of trademarks, copyrights and other was $15,000 in 1996 and $12,000 in 1995. Amortization of goodwill was $32,000 in both 1996 and 1995.

Other Income - Other income was $80,000 and $50,000 in 1996 and 1995, respectively. The increase in other income was due to the interest income earned on cash balances.

Income Taxes - Provision for income taxes was $826,000 and $246,000 in 1996 and 1995, respectively. The increase in the provision for income taxes is due to the Company's increased profitability.

OTHER INFORMATION

Item 1 -  1.  Shareholder Litigation.  On August 4, 1995, certain shareholders of the Company filed a class-action complaint against the Company and its directors alleging that the defendants have failed to maximize, defend and protect adequately the Company's stock price and that they have failed to investigate alleged market manipulations involving such stock. The complaint seeks various equitable remedies and unspecified damages. The Company and the plaintiffs have reached an agreement in principle with respect to settlement of the allegations specified in the complaint. If such agreement is consummated, the plaintiffs will dismiss the complaint without prejudice upon receipt and confirmation through additional discovery of representations from the Company's directors that they have no knowledge of the alleged short sales and the Company will toll the statute of limitations as applicable to the plaintiff's allegations for a limited period of time.

          2. Fleischer/Betty Boop Litigation. On November 13, 1995, the Company filed an action against Fleischer Studios, Inc. and Stanley Handman for breach of contract, fraud, an accounting and copyright infringement in connection with the copyright to "Betty Boop." In the action, the Company seeks to recover its 10% participation in the exploitation of "Betty Boop" from 1980 to the present pursuant to an earlier agreement and seeks rescission of the agreement by which the Company transferred its rights in "Betty Boop" to Fleischer. Defendants answered denying the material allegations of the complaint and Fleischer filed an amended counterclaim against the Company for breach of the implied covenant of good faith and fair dealing and declaratory relief. Discovery is ongoing, therefore the Company cannot predict the outcome of this litigation with any certainty.

          3. Brown Litigation. On July 24, 1995, Gregory Brown, who briefly worked for the Company in or around 1989, filed a lawsuit pro per (without the assistance of counsel) against the Company in United States District Court for declaratory relief, fraud, trademark misuse, unfair competition and violations of the Lanham Act. Brown alleges that he is currently in the business of manufacturing recreations, restorations and reproductions of vintage animation artwork from the 1930s and 1940s, and he would like to reproduce a particular CASPER(R) animated cell from a 1945 animated motion picture which he alleges has fallen into the public domain. Brown maintains that because the 1945 animated motion picture has fallen into the public domain, CASPER(R) has likewise fallen into the public domain. Brown previously made a similar claim against Disney in connection with "Mickey Mouse" and "Pluto," and lost. On or about November 15, 1995, the Court granted the Company's motion to dismiss Brown's complaint in full and subsequently awarded the Company nearly $70,000 of its attorneys' fees and costs. Brown has filed an appeal with respect to the Court's decision. No appellate briefs have yet been filed and, as a result, the Company cannot predict the outcome of this appeal.

          4. Franklin Litigation. In September 1994, the Company filed suit against Jeffrey Franklin, a former director, and certain related entities alleging various claims in connection with an agency agreement between the Company and Franklin. In addition, the Company has alleged that Franklin wrongfully usurped corporate opportunities belonging to the Company. Franklin has denied the Company's allegations and has filed a cross-complaint against the Company and certain present and former directors alleging, among other things, breach of contract. The litigation is still in the discovery stages and the Company is unable to predict the outcome with any certainty.

              There have been no material changes in the Company's legal proceedings since the Company filed its Form 10-KSB with the Securities and Exchange Commission on March 29, 1996. More detailed information on the Company's legal proceedings is available in the Company's Form 10-KSB.

Items 2 through 4 are omitted as not applicable.

Item 5    -   Other Information
              None

Item 6 (a)-   Exhibit 10.47 Casper Live Action Direct-To-Video Agreement Dated
              May 28, 1996 between Saban Entertainment Inc. and The Harvey
              Entertainment Company.

Item 6 (b)-   Report on Form 8-K
              None

                                   SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                    THE HARVEY ENTERTAINMENT COMPANY
                    AND SUBSIDIARY (Registrant)


August 13, 1996        /s/Jeffrey A. Montgomery
                       -------------------------------------
                       Jeffrey A. Montgomery
                       President and Chief Executive Officer


August 13, 1996        /s/Gregory M. Yulish
                       -------------------------------------
                       Gregory M. Yulish
                       Executive Vice President and
                       Chief Financial Officer